Exhibit 10.78

Execution Copy

SHAREHOLDERS AGREEMENT

BY AND AMONG

SERAFINA HOLDINGS LIMITED,

THE BC INVESTORS,

SILVER LAKE AND

THE BRIDGE INVESTORS

FEBRUARY 4, 2008

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SHAREHOLDERS AGREEMENT

This SHAREHOLDERS AGREEMENT (the “Agreement”), dated as of February 4, 2008, by and among Serafina Holdings Limited, a Bermuda exempted company (the “Company”); the shareholders listed on Schedule A hereto (the “BC Investors”); the shareholders listed on Schedule B hereto (the “Bridge Investors” and, together with the BC Investors, the “Shareholders”); and solely for purposes of Section 2.02, Silver Lake Partners III, L.P. and Silver Lake Technology Investors III, L.P. (together, “Silver Lake”).

RECITALS

WHEREAS, the Company has entered into that certain Share Purchase Agreement (the “SPA”), dated as of June 19, 2007, by and among the Company and Serafina Acquisition Limited, a Bermuda exempted company (the “Buyer”), Intelsat Holdings, Ltd., a Bermuda company (“Intelsat”), and the shareholders signatory thereto (the “Sellers”), pursuant to which the Sellers agreed to sell the Sale Shares (as defined therein) to Buyer on the terms and conditions set forth in the SPA (the “Transaction”);

WHEREAS, the closing (the “Closing”) of the Transaction is taking place on the date hereof;

WHEREAS, as of the Closing, the Shareholders will hold the number of shares of Common Stock of the Company (the “Shares”) as set forth opposite such Shareholder’s name on the Schedules hereto;

WHEREAS, this Agreement shall become effective upon the Closing; and

WHEREAS, the Shareholders and the Company desire to promote their mutual interests by agreeing to certain matters relating to the operations of the Company and the disposition and voting of the Shares.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I.

MONITORING FEE AGREEMENT

Section 1.01 Monitoring Fee Agreement. Intelsat (Bermuda), Ltd. has entered into a monitoring fee agreement, substantially in the form attached hereto as Exhibit A (the “Monitoring Fee Agreement”), with BC Partners Limited and Silver Lake pursuant to which the Company, will, among other things, (i) pay to BC Partners Limited and Silver Lake a transaction fee in the amount of $60,000,000 to be apportioned in the manner specified therein, (ii) agree to pay to BC Partners Limited and Silver Lake an annual monitoring fee as provided therein, and (iii) agree to reimburse BC Partners Limited and Silver Lake for expenses and costs incurred in connection with this Agreement, the transactions contemplated by the SPA and activities under the Monitoring Fee Agreement after the Closing.

ARTICLE II.

CORPORATE GOVERNANCE; INFORMATION RIGHTS

Section 2.01 Initial Board of Directors. The initial Board of Directors of the Company (the “Initial Board of Directors”) as of the Closing shall consist of the following directors:

Name of Director	Type of Director

Egon-Pierre Durban	Nominated by Silver Lake

Raymond Svider	Nominated by BC Investors

Kevin O’Donohue	Nominated by BC Investors

Joseph Wright	Chairman of the Company

Each of such Directors shall hold office until such person’s death, disability, resignation or removal, or until such Directors’ successor shall have been duly elected and qualified, in each case in accordance with the terms of Article II hereof and of the Bye-Laws. Each Shareholder hereby consents to the election of the nominees to such Initial Board of Directors as listed above, effective as of the Closing.

Section 2.02 Subsequent Board of Directors.

(a) Nomination.

(i) The Company and the Shareholders (in their capacity as shareholders of the Company) shall take such action as may be required under applicable law to cause the board of directors of the Company (the “Board”, and each director of the Board, a “Director”) to consist of up to seven (7) Directors. The Shareholders and the Company agree that (w) the BC Investors shall be entitled to nominate for election to the Board that number of Directors proportionate to the BC Investors’ percentage ownership of the Common Stock of the Company (on a fully diluted basis) rounded up to the nearest whole number (the “BC Directors”); provided that BC Investors shall be entitled to nominate for election to the Board at least one (1) Director so long as the BC Investors collectively own at least 10% of the outstanding equity interests of the Company on a fully diluted basis (i.e. assuming the exercise or conversion of all options, warrants and other securities or rights which are convertible into or exchangeable or exercisable for Shares); (x) Silver Lake shall be entitled to nominate for election to the Board one (1) Director (the “Silver Lake Director”) so long as (A) Silver Lake owns at least 50% of the Shares set forth opposite Silver Lake’s name on Schedule C attached hereto (or equivalent number of other securities into which such Shares have converted or exchanged) and (B) the BC Investors have the right to designate three (3) or more BC Directors; (y) the chief executive officer of the Company shall be nominated for election to the Board; and (z) the remaining two (2) Directors (the “Remaining Directors”) shall be nominated, after consultation with Silver Lake in which Silver Lake’s reasonable views and suggestions shall, in good faith, be considered and taken into account by the holders of a majority of the Shares held by the Shareholders.

(ii) No Director shall be an officer, a member of the board of directors or a non-voting observer of any Person (whether or not to an Affiliate), that in the reasonable judgment of the Board, exercised in good faith, is an actual or potential Competitor of the Company or Intelsat or any Person who (directly or indirectly) (x) holds an ownership interest in such actual or potential Competitor equal to five percent (5%) or more of the outstanding voting securities of such actual or potential Competitor or (y) has designated, or has the right to designate, a member of the board of directors of such actual or potential Competitor, in each case without the approval of the Board.

(iii) Subject to applicable laws and regulations, the Company (in its capacity as the direct or indirect sole shareholder) and the Shareholders (in their capacity as shareholders of the Company) shall take all necessary action to cause the persons constituting the Board to be appointed as the sole members of the respective boards of directors of the Buyer, Intelsat and Intelsat, Ltd., and to implement the provisions of this Article II. Notwithstanding anything that may be permitted pursuant to the organizational documents of the Buyer, Intelsat and Intelsat, Ltd., no Person shall take any action with respect to the Company, Buyer, Intelsat and Intelsat, Ltd. that would be inconsistent with the provisions of this Agreement.

(iv) For so long as BC Investors, on the one hand, and Silver Lake, on the other hand, have the right to solely designate at least one Director to the Board, such shareholders shall have the right to appoint at least one representative to each committee of the Board (or any committee of the respective boards of directors of the Buyer, Intelsat and Intelsat, Ltd.), as permitted by applicable laws and regulations.

(b) Voting Agreement. At each election of Directors held after the date hereof (or each written consent in lieu thereof), each Shareholder agrees to vote all Shares owned or held of record by such Shareholder to elect (or to execute such written consent consenting to the election of) the nominees designated pursuant to subsection (a) above. The voting agreements contained herein are coupled with an interest and may not be revoked or amended except as set forth in this Agreement.

(c) Removal.

(i) BC Investors shall have the sole and exclusive right to remove any BC Director, with or without cause, subject to applicable law, this Agreement and the Bye-Laws. No BC Director shall be, with or without cause, removed from his or her office prior to the end of such Director’s term without the prior written consent of the BC Investors.

(ii) Silver Lake shall have the sole and exclusive right to remove the Silver Lake Director, with or without cause, subject to applicable law, this Agreement and the Bye-Laws. The Silver Lake Director shall not be, with or without cause, removed from his or her office prior to the end of such Director’s term without the prior written consent of Silver Lake.

(iii) If the number of directors that BC Investors have the right to nominate for election to the Board is decreased or if BC Investors cease to have the right to nominate any BC Directors for election to the Board, in each case pursuant to Section 2.02(a)(i)(w), then BC Investors shall immediately remove such Director or Directors, as the case may be, from the Board and the number of Directors shall be reduced accordingly.

(iv) If Silver Lake ceases to have the right to nominate the Silver Lake Director for election to the Board pursuant to Section 2.02(a)(i)(x), then Silver Lake shall immediately remove such Director from the Board and the number of Directors shall be reduced accordingly.

(v) In the event that any other Director (excluding the Chief Executive Officer or any of the Remaining Directors) is removed from the Board, the number of members of the Board shall be reduced accordingly to eliminate such Director seat until the Shareholders determine to fill such Director seat in accordance with the terms hereof.

(d) Vacancies. Except as provided in Section 2.02(c)(iii), in the event that a vacancy is created on the Board at any time by death, disability, retirement, resignation, removal (with or without cause) or delay in appointment of a BC Director, each Shareholder hereby agrees to vote all Shares owned or held of record by it for the individual designated to fill such vacancy by the BC Investors, as provided in Section 2.02(b). Except as provided in Section 2.02(c)(iv), in the event that a vacancy is created on the Board at any time by death, disability, retirement, resignation, removal (with or without cause) or delay in the appointment of the Silver Lake Director, each Shareholder hereby agrees to vote all Shares owned or held of record by it for the individual designated to fill such vacancy by Silver Lake, as provided in Section 2.02(b).

(e) Assignment of Nomination Right.

(i) Silver Lake may assign its right to nominate a Director to the Board (in accordance with subsection (a) above) to any purchaser or transferee of Silver Lake’s Shares so long as: (A) the purchaser or transferee is purchasing at least 50% of the Shares set forth on Schedule C hereto (or equivalent number of other securities into which such Shares have been converted or exchanged) and (B) the Transfer of Silver Lake’s Shares is made in compliance with the terms of this Agreement.

(ii) The BC Investors may assign their right, in whole or in part, to nominate one or more Directors to the Board (in accordance with subsection (a) above) to any purchaser or transferee of all or part of the BC Investor Shares so long as the Transfer of the BC Investor Shares is made in compliance with the terms of this Agreement.

Section 2.03 Confidentiality.

(a) Each Shareholder agrees and acknowledges that the Directors designated by the Shareholders may share confidential, non-public information about the Company and any of its direct or indirect subsidiaries with any of the Shareholders.

(b) No Shareholder (collectively, the “Confidential Investors”) shall disclose any information relating to the Company or any direct or indirect subsidiary received by a Confidential Investor (the “Confidential Information”) without the prior written consent of the Board; provided that (i) Confidential Information may be disclosed if required by applicable law, regulation or legal process (subject to the provisions of clause (c) below), (ii) each Confidential Investor may disclose Confidential Information to its partners, members, investors, prospective investors, advisors, employees, agents, accountants, attorneys and Affiliates and representatives thereof (collectively, the “Representatives”), or if such Confidential Investor is wholly-owned by another Person, the Representatives of such Person or its Affiliates, so long as (x) such Representatives agree to keep such information confidential (or the Confidential Investor directs such Representative to keep such information confidential, in which case such Confidential Investors shall be liable for any failure on the part of its Representatives to so keep such information confidential), and to limit their use of such information, on terms substantially identical to the terms contained in this Section 2.03(b) and (y) the sharing of such Confidential Information with such Representatives does not violate any applicable law or regulation, and (iii) a Confidential Investor may disclose Confidential Information to a prospective Transferee of such Confidential Investor’s Shares so long as (x) such prospective Transferee executes a non-disclosure agreement in a form reasonably acceptable to the Company and (y) the sharing of such Confidential Information with a prospective Transferee does not violate any applicable law or regulation. The term “Confidential Information” does not include information that (A) is or has become generally available to the public other than as a result of a direct or indirect disclosure by a Confidential Investor or any of its representatives in breach of the provisions hereof, (B) was within the possession of a Confidential Investor or any of its representatives from a source other than the Company prior to its being furnished to such Confidential Investor by or on behalf of the Company or (C) is received from a source other than the Company or any of its representatives; provided, that in the case of each of (B) and (C) above, the source of such information was not believed by such Confidential Investor after reasonable inquiry to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information. For the avoidance of doubt, notwithstanding the foregoing, nothing in this Section 2.03 shall prevent any Shareholder, so long as such Shareholder is a private equity fund, from making any periodic reports to its limited partners in the ordinary course of business consistent with past practice. Notwithstanding any other terms of this Agreement, nothing shall prohibit any Bridge Investor from disclosing any of the Confidential Information to any governmental agency, regulatory authority or self-regulatory authority having the authority to regulate any aspect of its business, including (without limitation) bank and securities examiners.

(c) In the event that any Confidential Investor is required by applicable law, regulation or legal process to disclose any of the Confidential Information, such Confidential Investor shall promptly notify the Company in writing by facsimile and certified mail so that the Company may seek a protective order or other appropriate remedy. Nothing herein shall be deemed to prevent any Confidential Investor from honoring a subpoena (or governmental order) that seeks discovery of the Confidential Information if (A) a motion for a protective order, motion to quash and/or other motion filed to prevent the production or disclosure of the Confidential Information has been denied or is not made; provided, however, that such Confidential Investor disclose only that portion of the Confidential Information which such Confidential Investor’s outside legal counsel advises is legally required and that it exercise commercially reasonable efforts to preserve the confidentiality of the remainder of the Confidential Information; or (B) the Company consents in writing to having the Confidential Information produced or disclosed pursuant to the subpoena (or governmental order). In no event will any Confidential Investor or any of its representatives oppose any action by the Company to obtain a protective order or other relief to prevent the disclosure of the Confidential Information or to obtain reliable assurance that confidential treatment will be afforded the Confidential Information. The Company shall promptly reimburse the Confidential Investor for any reasonable costs and expenses (including fees and disbursements of counsel) incurred in connection with any action that the Confidential Investor may be required to take, or is requested by the Company to take, under this clause (c).

Section 2.04 Information Rights. For so long as each Bridge Investor holds any Shares, such Bridge Investor will be entitled to receive quarterly and annual financial statements of the Company.

ARTICLE III.

TRANSFER OF STOCK

Section 3.01 Resale of Securities.

(a) No Shareholder shall Transfer any Shares other than in accordance with the provisions of this Article III. Any Transfer or purported Transfer made in violation of this Article III shall be null and void and of no effect, and the Company will not give effect to such Transfer.

(b) A Shareholder may Transfer its Shares to a Permitted Transferee of such Shareholder, which Permitted Transferee shall be treated as such transferring Shareholder for all purposes under this Agreement; provided that each Permitted Transferee of any Shareholder to which Shares are Transferred shall, and such Shareholder shall cause such Permitted Transferee to, Transfer back to such Shareholder (or to another Permitted Transferee of such Shareholder) any Shares it owns if such Permitted Transferee ceases to be a Permitted Transferee of such Shareholder.

(c) In addition, and without limitation to Section 3.10 of this Agreement, no Shareholder shall be entitled to Transfer its Shares at any time if such Transfer would:

(i) violate the Securities Act, or any state (or other jurisdiction) securities or “Blue Sky” laws applicable to the Company or the Shares;

(ii) cause the Company to become subject to the registration requirements of the U.S. Investment Company Act of 1940, as amended from time to time; or

(iii) be a non-exempt “prohibited transaction” under ERISA or the Code or cause all or any portion of the assets of the Company to constitute “plan assets” under ERISA or Section 4975 of the Code.

Section 3.02 Tag-Along Rights.

(a) In the event that any BC Investor intends to sell or otherwise Transfer any of its Shares to a third party that is not an Affiliate of any BC Investor (which for these purposes shall not include any limited partners of BC European Capital VIII) (a “Proposed Transferee”) (other than any Transfer to a Permitted Transferee), whether by merger, consolidation or sale of the Company’s equity interests, then such BC Investor (the “Selling Investor”) shall notify, each Bridge Investor (the “Tag-Along Investors”), in writing, of such proposed Transfer and its terms and conditions (including without limitation, the identity of the Proposed Transferee, the aggregate number of Shares agreed to be purchased, purchase price, any escrow and indemnity arrangements, form of consideration and the terms of payment, the “Third Party Terms”). Within ten (10) Business Days of the date of such notice, each Tag-Along Investor shall notify the Selling Investor in writing if it elects to participate in such Transfer. Any Tag-Along Investor that fails to so notify the Selling Investor within such ten (10) Business Day period shall be deemed to have waived its rights hereunder.

(b) Each Tag-Along Investor that so notifies the Selling Investor shall have the right to sell to such third party, on the Third Party Terms, an amount of each class of Shares equal to the number of the same class of Shares the Proposed Transferee proposes to purchase multiplied by a fraction, the numerator of which shall be the number of such class of Shares Owned by such Tag-Along Investor and the denominator of which shall be the aggregate number of such class of Shares Owned by the Selling Investor and each Tag-Along Investor exercising its rights under this Section 3.02 and all other shareholders of Shares who have exercised, in connection with such transaction, a right similar to the rights granted to the Tag-Along Investors in this Section 3.02. Any material change to the purchase price or number of Shares applicable to the Third Party Terms shall be treated as a new proposed Transfer and the Selling Investor shall be required comply with the procedures of this Section 3.02 anew.

(c) At the closing of the Transfer to any Proposed Transferee pursuant to this Section 3.02, the Proposed Transferee shall remit to each Tag-Along Investor who exercised its right under Section 3.02 (the “Tag-Along Right”) the consideration for the total sales price of the Shares held by the Tag-Along Investor sold pursuant hereto minus any such consideration to be escrowed or otherwise held back in accordance with the Third Party Terms. At the Closing, the Tag-Along Investor shall deliver to the Proposed Transferee the certificates evidencing the subject shares to be conveyed, duly enforced and in negotiable form with any required documentary stamps affixed thereto or with an instrument evidencing the Transfer subject to the Tag-Along Right reasonably acceptable to the Company and, subject to Section 3.05, shall agree to comply with any other conditions to closing generally applicable to the Selling Investor and all other Shareholder selling Shares in the transaction; provided, however, that no Bridge Investor holding less than 500,000 Shares (as adjusted for stock splits, stock dividends, recapitalizations and other similar events occurring after the date hereof) subject to shall be required to be bound by any non-competition or non-solicitation provision applicable to such transaction.

Section 3.03 Drag Along Rights.

(a) In connection with (i) the Transfer by any of BC Investors (other than any Transfer to a Permitted Transferee) of at least 80% of the Shares owned by the BC Investors, as a whole, to a third party or parties that are not Affiliates of any BC Investor (a “Third Party”) or (ii) a business combination of the Company with such Third Party or the purchasers of all or substantially all of the assets of the Company by such Third Party (any of the transactions described in clauses (i) and (ii), a “Sale Transaction”), the BC Investors shall have the right (the “Drag-Along Right”) to require that all Bridge Investors, any transferee of any Bridge Investor permitted under this Agreement (other than the Company), and any other Shareholder that becomes a party to this Agreement (collectively, the “Subject Investors”), to include in such Sale Transaction, on a pro rata basis, Shares then held by the Subject Investors of the same class as the Shares subject to such Sale Transaction, subject to the provisions of Section 3.05.

(b) For the avoidance of doubt, the BC Investors shall be entitled to exercise this Drag-Along Right with respect to the Shareholders only if one or more BC Investors are participating in such Transfer.

(c) To exercise a Drag-Along Right, the BC Investors shall give each Subject Shareholder a written notice (for purposes of this Section 3.03, a “Drag-Along Notice”) containing (i) the name and address of the Third Party and (ii) the Third Party Terms. Each Subject Investor shall thereafter be obligated to sell its Shares (including any warrants or options Owned by such Subject Investor) pursuant to the Third Party Terms.

(d) At the closing of the Transfer pursuant to this Section 3.03, the Third Party shall remit to the Shareholders the consideration for the total sales price of the Shares held by the Shareholders sold pursuant hereto minus any consideration to be escrowed or otherwise held back in accordance with the Third Party Terms, if applicable. At the Closing, the Shareholders shall deliver to the Proposed Transferee the certificates evidencing the subject shares to be conveyed, duly endorsed and in negotiable form with any required documentary stamps affixed thereto or with an instrument evidencing the Transfer subject to the Drag-Along Right reasonably acceptable to the Company and, subject to Section 3.05, shall agree to comply with any other conditions to closing generally applicable to the BC Investors and all other Shareholders selling Shares in the transaction; provided, however, that no Bridge Investor shall be required to be bound by any non-competition or non-solicitation provision applicable to such transaction.

(e) Additionally, prior to an Initial Public Offering, the Board shall be entitled to require all Shareholders to participate in any recapitalization or restructuring transaction in connection with which any equity interests of the Company are converted, pro rata, into new equity securities (which shall not be disproportionately adverse to any

Shareholder), whether in connection with a proposed Initial Public Offering or otherwise; provided, however, that any such recapitalization or restructuring may not eliminate any rights of the Bridge Investors under this Agreement without the prior written consent of each Bridge Investor.

Section 3.04 Subscription Right.

(a) If at any time after the date hereof, the Company proposes to issue equity securities of any kind (the term “equity securities” shall include for these purposes any warrants, options or other rights to acquire equity securities and debt securities convertible into or exchangeable for equity securities) of the Company to any Person, except for issuances (1) personally and not directly or indirectly to the BC Investors, to any director, employee, or consultant of or to the Company or any of its subsidiaries pursuant to an option plan or any benefit plan, in each case approved by the Board, (2) issued pursuant to a stock split, subdivision, or similar transaction or dividend applicable to the outstanding equity interests of the Company as a dividend or share split of any equity interests then outstanding, (3) pursuant to a public offering (to persons other than BC Investors or their Affiliates), (4) of convertible debt securities or fixed rate preferred stock sold in an underwritten offering to persons other than BC Investors (or their Affiliates) or (5) issued as consideration in any merger, acquisition or joint venture with another business enterprise approved by the Board then the Company shall:

(i) give written notice setting forth in reasonable detail (A) the designation and all of the terms and provisions of the securities proposed to be issued (the “Proposed Securities”), including, where applicable, the voting powers, preferences and relative participating, optional or other special rights, and the qualification, limitations or restrictions thereof and interest rate and maturity; (B) the price and other terms of the proposed sale of such securities; (C) the amount of such securities proposed to be issued; and (D) such other information as the Shareholders may reasonably request in order to evaluate the proposed issuance; and

(ii) offer to issue to each of the Bridge Investors a portion of the Proposed Securities equal to their pro rata share, based on their aggregate equity ownership in the Company, including, without limitation, for purposes of this calculation all shares of Common Stock outstanding on a fully diluted basis (the “Subscription Right”).

(iii) Notwithstanding the foregoing, the Company shall not issue any Proposed Security at less than fair market value, as determined by the Board in good faith, except upon exercise of options or convertible securities where.the exercise price or the conversion price was at or above fair market value at the time of issuance, as determined by the Board in good faith.

(b) Each Shareholder must exercise its Subscription Right hereunder within ten (10) Business Days after receipt of the notice from the Company containing the information in Section 3.04(a)(i). If all of the Proposed Securities offered to the Shareholders are not fully subscribed by the Shareholders, the remaining Proposed Securities will be reoffered to the Shareholders purchasing their full allotment upon the terms set forth in this

Section 3.04(b), until all such Proposed Securities are fully subscribed for or until all the Shareholders have subscribed for all such Proposed Securities which they desire to purchase, except that the Shareholders must exercise their purchase rights within ten (10) Business Days after receipt of all such reoffers. To the extent that the Company offers two or more securities in units, the Shareholder must purchase such units as a whole and will not be given the opportunity to purchase only one of the securities making up such unit.

(c) Upon the expiration of the offering and reoffering periods described above, the Company will be free to sell such Proposed Securities that the Shareholders have not elected to purchase during the ninety (90) days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to such Shareholder. Any Proposed Securities offered or sold by the Company after such 90 day period must be reoffered to the Shareholders pursuant to this Section 3.04.

(d) The election by a Shareholder not to exercise its Subscription Rights under this Section 3.04 in any one instance shall not affect its right (other than in respect of a reduction in its percentage holdings) as to any subsequent proposed offer or reoffer. Any sale of such securities by the Company without first giving the Shareholders the rights described in this Section 3.04 shall be void and of no force or effect.

Section 3.05 Cooperation. In the event of (i) the exercise of a Drag-Along Right pursuant to Section 3.03 or (ii) the exercise by a Shareholder of a Tag-Along Right pursuant to Section 3.02:

(a) such Shareholder shall consent to and raise no objections against the transaction triggering such Drag-Along Right or Tag-Along Right, as the case may be, and if such transaction is structured as a sale of stock, each Shareholder shall take all actions that the Board reasonably deems necessary or desirable in connection with the consummation of the transaction; provided, however, the foregoing shall apply only if, under the terms of such transaction, the treatment of the Shareholders shall be consistent with the treatment of the BC Investors, and that all representations, warranties, covenants, indemnities and agreements shall be made by the relevant Shareholders severally and not jointly and that the aggregate amount of each Tag-Along Investor’s or Subject Investor’s, as the case may be, responsibility for any liabilities shall not exceed such Shareholder’s pro rata share thereof (except for any liability resulting from the breach of a representation or warranty made by a Shareholder with respect to the ownership or status of such Shareholder’s Shares or such Shareholder’s authority to consummate the transaction at issue, which shall be the sole liability of the Shareholder making such representation or warranty), determined in accordance with such Shareholder’s portion of the total number of Shares included in such Transfer, provided, further, that in no event shall the aggregate amount of liability of any such Shareholder exceed the proceeds such Shareholder. actually received in connection with the Transfer, without the written consent of each Shareholder participating in such Transfer. Without limiting the generality of the foregoing, and subject to the proviso at the end of the preceding sentence, each such Shareholder agrees to (A) consent to and raise no objections against the transaction; (B) execute any Share purchase agreement, merger agreement or other agreement entered into with the transferee with respect thereto; (C) vote the Shares held by the Shareholder in favor of the transaction triggering such Drag-Along Right or Tag-Along Right and against any alternative transaction; and (D) refrain from the exercise of dissenters’ or appraisal rights with respect to the transaction; and

(b) if such Shareholder receives securities which are Illiquid Securities as proceeds in connection with a Transfer, solely to the extent received by the BC Investors, such Shareholder shall receive the right to tag-along on transfers by any Shareholder and be subject to drag-along rights of BC Investors with respect to such securities that are substantially similar to the tag-along rights and drag-along rights applicable to Shares under this Agreement and shall receive registration rights with respect to such securities that are substantially similar to the registration rights applicable to Shares under this Agreement to the extent received by BC Investors, provided that such rights may cease at such time as such securities are no longer Illiquid Securities.

Section 3.06 Right of First Offer.

(a) If any of the Bridge Investors propose to transfer any equity interests in the Company (as determined by the Bridge Investors in their sole discretion, respectively) in an arm’s length transaction (other than transfers to Permitted Transferees, pursuant to an Initial Public Offering or pursuant to, or consequent upon, the exercise of a Drag-Along Right or a Tag-Along Right) (the “Proposed Transfer”), the BC Investors shall have a right of first offer (the “Right of First Offer”) to purchase all, but not less than all, of the equity interests in the Company proposed to be sold by such Bridge Investors; provided that (i) BC Investors must make an irrevocable and final offer (the “Timely BC Investors Offer”) within fifteen (15) Business Days of the Bridge Investors giving written notice to BC Investors of the Proposed Transfer on terms and conditions (including, without limitation, the purchase price and form of consideration and terms of payment) (the “Right of First Offer Notice”); (ii) the Bridge Investors shall have the right to consummate the Proposed Transfer if (x) BC Investors fail to make the Timely BC Investors Offer agreeing to purchase all of the equity interests of the Company proposed to be sold in the Proposed Transfer upon the terms and conditions in the Right of First Offer Notice or (y) BC Investors fail to consummate the transfer contemplated by the Timely BC Investors Offer upon the later of (A) twenty (20) Business Days after its acceptance by the Bridge Investors and (B) three (3) Business Days after the date on which all necessary or advisable regulatory approvals have been obtained for the Proposed Transfer.

(b) For purposes of calculating the purchase price of any Proposed Transfer, if any portion of the consideration is paid other than in cash, the Fair Market Value of any non-cash consideration shall be determined in accordance with the definition of Fair Market Value and the BC Investors may deliver an amount of cash equal to the Fair Market Value of such non-cash consideration in consideration for the Shares to be purchased pursuant to its Right of First Offer.

(c) This Section 3.06 shall automatically terminate on the ninth anniversary of the Closing.

Section 3.07 Transfers and Counterparties to the Agreement. No Transfer of any Shares by any Shareholder shall become effective unless and until the transferee (unless already a party to this Agreement) executes and delivers to the Company a counterpart to this

Agreement, agreeing to be bound by the terms hereof in the same manner as the transferring Shareholder. Upon such Transfer and such execution and delivery, the transferee shall be bound by, and entitled to the benefits of, this Agreement with respect to the transferred Shares in the same manner as the transferring Shareholder.

Section 3.08 Transaction Expenses. All costs and expenses incurred in connection with any transaction in which a Shareholder sells Shares pursuant to this Article III shall be borne by the Shareholder incurring the same, to the extent such costs and expenses are not paid by the Company or the acquiring party; provided, however, that if the Company pays for the costs and expenses of any Shareholder in connection with a transaction under this Article III, the Company shall, to the same extent, pay for the reasonable costs and expenses of any Bridge Investor participating in such transaction, if any, and in the same proportion in which the Company pays for such Shareholder’s costs and expenses.

Section 3.09 Legends.

(a) Each certificate (if certificated) evidencing the Shares acquired by the Shareholders will bear the following legends reflecting the restrictions on the transfer of such securities contained in this Agreement:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED OTHER THAN IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (OR OTHER APPLICABLE LAW), OR AN EXEMPTION THEREFROM.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF OR EXCHANGED UNLESS SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, ENCUMBRANCE, HYPOTHECATION OR OTHER DISPOSITION OR EXCHANGE COMPLIES WITH THE PROVISIONS OF THE SHAREHOLDERS AGREEMENT, DATED AS OF FEBRUARY 4, 2008, AS AMENDED FROM TIME TO TIME, AMONG THE COMPANY AND THE SHAREHOLDERS PARTY THERETO, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY AND ANY TRANSFER IN VIOLATION OF SUCH SHAREHOLDERS AGREEMENT SHALL BE NULL AND VOID.”

(b) If any Shares shall cease to be subject to the restrictions referred to in the first sentence of the legend above, the Company shall, upon the written request of the Shareholder or Transferee thereof, issue to such Person a new certificate, without charge, evidencing such Shares without the first sentence of the legend endorsed thereon. If any Shares cease to be subject to any restrictions on transfer set forth in this agreement and the Organizational Documents of the Company, the Company shall, upon the written request of the Shareholder or Transferee thereof, issue to such Shareholder a new certificate, without charge, evidencing such Shares without the second sentence of the legend endorsed thereon.

Section 3.10 Regulatory Matters. No Shareholder shall Transfer any equity interests in the Company prior to receipt of all regulatory or legal approvals that, based on advice of counsel, are required for such Transfer. To the extent that any regulatory or legal filings are so required in connection with such proposed Transfer, the Company shall cooperate and use its commercially reasonable efforts to obtain or, if applicable, assist such Shareholders in obtaining, such approvals. For the avoidance of doubt, commercially reasonable efforts of the Company under this Section 3.10 shall include the payment by the Company of reasonable fees and expenses of the Company or its subsidiaries related to such regulatory or legal filings.

ARTICLE IV.

REGISTRATION RIGHTS.

Section 4.01 Company Registration.

(a) Following an Initial Public Offering by the Company, if the Company shall determine to Register any of its equity securities either for its own account or for the account of the BC Investors or Other Shareholders other than a Registration (x) relating solely to employee stock or benefit plans, (y) relating solely to a Commission Rule 145 transaction, or (z) on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities, the Company will:

(i) promptly give to each Shareholder a written notice thereof; and

(ii) include in such Registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made by the Shareholders within fifteen (15) days after receipt of the last written notice from the Company described in clause (a) above, as the case may be, except as set forth in Section 4.01(b)(ii) below. Such written request may specify all or a part of the Shareholders’ Registrable Securities, as the case may be.

(b) Underwriting.

(i) If the Registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise each of the Shareholders as a part of the written notice given pursuant to Section 4.01(a)(i). In such event, the right of each of the Shareholders to Registration pursuant to this Section 4.01 shall be conditioned upon such Shareholder’s participation in such underwriting and the inclusion of such Shareholder’s Registrable Securities in the underwriting to the extent provided herein. The Shareholders whose shares are to be included in such Registration shall (together with the Company and the Other Shareholders distributing their securities through such underwriting) agree to sell such

Shareholder’s shares on the basis provided in any customary underwriting arrangements approved by the Company and complete and execute all customary questionnaires, power of attorney, indemnities and other documents, in each case in customary form, required for such underwriting arrangements and enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for underwriting by the Company.

(ii) Notwithstanding any other provision of this Section 4.01, if the representative of the underwriter or underwriters determines that marketing factors require a limitation on the number of shares to be underwritten, the representative may (subject to the allocation priority set forth below) exclude from such Registration and underwriting some or all of the Registrable Securities which would otherwise be underwritten pursuant hereto. The Company shall so advise all Shareholders of securities requesting Registration, and the number of shares of securities that may be included in the Registration and underwriting by each of the Shareholders and Other Shareholders shall be reduced, on a pro rata basis (based on the number of shares of the class to be registered held by such Shareholders and Other Shareholders), by such minimum number of shares as is necessary to comply with such limitation. For the avoidance of doubt, none of the securities being Registered by the Company for its own account shall be excluded. If any of the Shareholders or any officer, director or Other Shareholders disapproves of the terms of any such underwriting, he or she may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

The Company shall give written notice to all Shareholders of the receipt of a request for registration pursuant to this Section 4.01 and shall provide a reasonable opportunity for Other Shareholders to participate in the Registration on substantially the same terms as the Company’s participation therein; provided, that the BC Investors are not treated more favorably than Other Shareholders with respect to customary piggyback rights, customary cutbacks and other limitations; and provided further, that if the Registration is for an underwritten offering, the terms of Section 4.01(b) shall apply to all participants in such offering.

Section 4.02 Company Control. The Company may decline to file a registration statement referenced to in Section 4.01, or withdraw such registration statement after filing, but prior to the effectiveness of the registration statement; provided that the Company shall promptly notify each Shareholder participating in the offering covered by such registration statement in writing of any such action. The Shareholders shall not be permitted to sell any securities pursuant to Section 4.01 at any time that the Board determines in good faith that it would be materially detrimental to the Company or its shareholders for sales of securities to be made; provided that all Shareholders shall be treated consistently in connection with each such determination; and provided further, that the Company shall promptly notify each Shareholder in writing of any such action. The Company shall have the sole discretion to select any and all underwriters that may participate in any underwritten offering.

Section 4.03 Expenses of Registration. All Registration Expenses incurred in connection with any Registration, qualification or compliance pursuant to this Article IV shall be borne by the Company, except that the following expenses shall be borne by the Shareholders incurring the same: (i) the costs and expenses of counsel to such Shareholder to the extent such Shareholder retains counsel (except the costs of one legal counsel for all Shareholders to the extent retained, which shall be borne by the Company); (ii) discounts, commissions, fees or similar compensation owing to underwriters, selling brokers, dealer managers or other. industry professionals, to the extent relating to the distribution or sale of such Shareholder’s securities; and (iii) transfer taxes with respect to the securities sold by such Shareholder; provided, however, that if the Company pays for the costs and expenses of any Shareholder per clauses (i), (ii) and (iii) of this section, the Company shall, to the same extent, pay for the reasonable costs and expenses of any Bridge Investor, if any, and in the same proportion in which the Company pays for such Shareholder’s costs and expenses under this Section 4.03.

Section 4.04 Registration Procedures. In the case of each Registration effected by the Company pursuant to this Article IV, the Company will keep the Shareholders, as applicable, advised in writing as to the initiation of each Registration and as to the completion thereof. At its expense, the Company will, subject to the terms of this Article IV:

(a) keep such Registration that has become effective continuously current and effective, and not subject to any stop order, injunction or other similar order or requirement of the Commission, until the earlier of (x) the expiration of the Required Period and (y) the date on which all Registrable Securities covered by such Registration (i) have been disposed of pursuant to such Registration or (ii) cease to be Registrable Securities; provided that in no event will such period expire prior to the expiration of the applicable period referred to in Section 4(3) of the Securities Act and Rule 174 promulgated thereunder. In the event of any stop order, injunction or other similar order or requirement of the Commission or any other governmental or regulatory authority relating to any Registration, the Required Period for such Registration will be extended by the number of days during which such stop order, injunction or similar order or requirement is in effect.

(b) furnish such number of prospectuses, offer documents and other documents incident thereto as each of the Shareholders, as applicable, from time to time may reasonably request;

(c) notify each Shareholder of Registrable Securities covered by such Registration at any time when a prospectus relating thereto is required to be delivered under the Securities Act or other applicable law of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(d) furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such Registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Shareholders participating in such Registration, addressed to the underwriters, if any, and to the Shareholders participating in such Registration and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Shareholders participating in such Registration, addressed to the underwriters, if any, and if permitted by applicable accounting standards, to the Shareholders participating in such Registration;

(e) before filing any registration statement, prospectus, offer document and other documents incident or any amendments or supplements thereto, the Company shall furnish to and afford each Shareholder of Shares covered by such document, and its advisors, and the managing underwriters, if any, a reasonable opportunity to review and comment on copies of all such documents (including copies of all exhibits thereto) proposed to be filed;

(f) make available upon reasonable advance notice for inspection by any Shareholder of such Registrable Securities, any underwriter participating in any such distribution and any attorney, accountant or other professional retained by any such Shareholder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company as shall be reasonably necessary to enable them to conduct a “reasonable” investigation for purposes of Section 11(a) of the Securities Act and other applicable antifraud and securities laws and cause the Company’s officers, directors and employees to make available for inspection all information reasonably requested by such Shareholders in connection with such Offer Document;

(g) use its commercially reasonable efforts to cause all Registrable Securities covered by a Registration to be listed or qualified for trading on any stock exchange or quotation service on which the Company’s outstanding Shares are listed or qualified for trading;

(h) comply with all applicable rules and regulations of the applicable governmental or regulatory authority and, in the case of a U.S. public offering, make generally available to security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar rule promulgated under the Securities Act) not later than 45 calendar days after the end of any 12-month period (or 90 calendar days after the end of any 12-month period if such period is a fiscal year) (A) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in a public offering and (B) if not sold to underwriters in such an offering, commencing on the first day of the fiscal quarter of the Company after the effective date of a registration statement, which statements shall cover said 12-month periods;

(i) cooperate with each Shareholder and the managing underwriter, if any, participating in the disposition of such Registrable Securities in connection with any filings required to be made with the National Association of Securities Dealers, Inc. or any other analogous regulation;

(j) use its commercially reasonable efforts to respond to a Shareholder’s reasonable request for information regarding the status of a Registration of such Shareholder’s Registrable Securities; and

(k) use its commercially reasonable efforts to take all other steps reasonably necessary to effect the Registration, qualification, offering and sale of the Registrable Securities covered by a Registration contemplated hereby and enter into any other customary agreements and take such other actions, including participation in “roadshows”, as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities.

Section 4.05 Indemnification.

(a) To the extent permitted by law, the Company will indemnify each of the Shareholders, as applicable, each of its officers, directors and partners, and each Person controlling each of the Shareholders, with respect to each Registration which has been effected pursuant to this Article IV, and each underwriter for such Shareholders, if any, and each person who controls any underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any of the following (each, a “Violation”): (x) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, (y) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (z) any violation by the Company of the securities laws, including the Securities Act or the Exchange Act or any rule or regulation thereunder, applicable to the Company and relating to action or inaction required of the Company in connection with any such Registration, qualification or compliance; and will reimburse each of the Shareholders, each of its officers, directors and partners, and each Person controlling each of the Shareholders, each such underwriter and each Person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to any Shareholder, underwriter or controlling person to the extent that any such claim, loss, damage, liability or expense arises out of or is based upon a Violation which occurs in reliance upon information furnished to the Company by the Shareholder, underwriter or controlling person seeking to be indemnified, where such information is specifically provided in writing for use in such prospectus, offering circular or other document.

(b) Each of the Shareholders will, if Registrable Securities held by it are included in the securities as to which such Registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers and each underwriter,if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter, each Other Shareholder and each of their officers, directors, and partners, and each person controlling such Other Shareholder against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement of a material fact contained in any such registration statement, prospectus, offering circular or other document made by such Shareholder, or any omission to state therein a material fact required to be stated therein or necessary to make the statements by such Shareholder therein not misleading, and will reimburse the Company and such Other Shareholder, directors, officers, partners, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement or omission is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Shareholder and stated to be specifically for use therein; provided, however, that the obligations of each of the Shareholders hereunder shall be limited to an amount equal to the net proceeds to such Shareholder of securities sold as contemplated herein.

(c) Each party entitled to indemnification under this Section 4.05 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld) and the Indemnified Party may participate in such defense at such party’s expense (unless the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in such action, in which case the fees and expenses of counsel shall be at the expense of the Indemnifying Party); provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article IV unless the Indemnifying Party is materially prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(d) If the indemnification provided for in this Section 4.05 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue (or alleged untrue) statement of a material fact or the omission (or alleged omission) to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with any underwritten public offering contemplated by this Agreement are in conflict with the foregoing provisions, the provisions in such underwriting agreement shall be controlling.

(f) the Company will not be liable to any Shareholder to the extent that any claims, losses, damages and liabilities arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus if either (i) such untrue statement or alleged untrue statement or such omission or alleged omission was corrected in a final prospectus or issuer free writing prospectus provided to such Shareholder and the underwriters prior to the confirmation of the sale of relevant securities to the Person. asserting the claim from which such losses, damages and liabilities arise, and such Shareholder or underwriter thereafter failed to send or deliver a copy of the final prospectus or issuer free writing prospectus with or prior to the delivery of written confirmation of such sale in any case in which such delivery is required under the Securities Act or other applicable law or (ii) such untrue statement or alleged untrue statement or omission or alleged omission was corrected in an amendment or supplement to the final prospectus or issuer free writing prospectus previously furnished by or on behalf of the Company and such final prospectus or issuer free writing prospectus as so amended or supplemented was provided to such Shareholder or underwriter prior to the confirmation of the sale of the relevant securities to the Person asserting the claim from such losses, damages and liabilities arise, and such Shareholder or underwriter thereafter failed to send or deliver such final prospectus or issuer free writing prospectus as so amended or. supplemented with or prior to the delivery of written confirmation of such sale in any case in which such delivery is required under the Securities Act or other applicable law.

Section 4.06 Information by the Shareholders. Each of the Shareholders holding securities included in any Registration shall furnish to the Company such information regarding such Shareholder and the distribution proposed by such Shareholder as the Company may reasonably request in writing and as shall be reasonably required in connection with any Registration, qualification or compliance referred to in this Article IV.

Section 4.07 “Market Stand-off” Agreement.

(a) Each of the Shareholders agrees not to sell or otherwise transfer or dispose of any Registrable Securities held by such Shareholder, if requested by the Company and an underwriter of equity securities of the Company, for a period not longer than the 180-day period following the consummation of an underwritten public offering covered by the registration statement of the Company filed under the Securities Act for the Initial Public Offering and, if requested by the Company and an underwriter of equity securities of the Company, for a period not longer than the 90-day period following the consummation of an underwritten public offering covered by any other registration statement of the Company filed under the Securities Act; provided that if such offering includes a primary underwritten offering by the Company, all directors and substantially all officers of the Company enter into similar agreements; and provided further that if such offering does not include a primary underwritten offering by the Company, the Shareholders shall only be required to enter into such agreements if such Shareholder is selling shares in connection with such offering.

(b) If requested by the underwriters, the Shareholders shall execute a separate agreement to the foregoing effect. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of said period. The provisions of this Section 4.07 shall be binding upon any transferee who acquires Registrable Securities.

Section 4.08 Transfer of Registration Rights. The registration rights set forth in this Article IV may be assigned, in whole or in part, to any Permitted Transferee (who shall be bound by all obligations of this Agreement), provided that such Transfer is in accordance with the terms of this Agreement.

Section 4.09 Termination. The registration rights set forth in this Article 4 shall not be available to any Shareholder if, all of the Registrable Securities held by such Shareholder have been sold in a registration pursuant to the Securities Act or pursuant to Rule 144.

ARTICLE V.

TERMINATION.

Section 5.01 Initial Public Offering. Articles II (except for Section 2.03) and III of this Agreement shall automatically terminate upon the closing of an Initial Public Offering.

Section 5.02 Voluntary Termination. This Agreement shall terminate with (and only with) the consent of the Company, the BC Investors and each Bridge Investor.

ARTICLE VI.

REPRESENTATIONS; WARRANTIES AND COVENANTS

Section 6.01 Representations and Warranties of the Shareholders. Each Shareholder hereby represents and warrants, severally and not jointly, and solely on its own behalf, to each other Shareholder and to the Company that on the date hereof:

(a) Existence; Authority; Enforceability. Such Shareholder has the necessary power and authority to enter into this Agreement and to carry out its obligations hereunder. Such Shareholder is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary corporate or other action, and no other act or proceeding, corporate or otherwise, on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by such Shareholder and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

(b) Absence of Conflicts. The execution and delivery by such Shareholder of this Agreement and the performance of its obligations hereunder do not and will not (i) conflict with, or result in the breach of any provision of the constitutive documents of such Shareholder; (ii) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any material contract, agreement or permit to which such Shareholder is a party or by which such Shareholder’s assets or operations are bound or affected; or (iii) violate, in any material respect, any law applicable to such Shareholder.

(c) Consents. Other than any consents that have already been obtained, no governmental consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such Shareholder in connection with (a) the execution, delivery or performance of this Agreement or (b) the consummation of any of the transactions contemplated herein.

Section 6.02 Representations and Warranties of the Company. The Company hereby represents and warrants to each Shareholder that on the date hereof:

(a) Existence; Authority; Enforceability. The Company has the necessary power and authority to enter into this Agreement and to carry out its obligations hereunder. The Company is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary corporate or other action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by the Company and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

(b) Absence of Conflicts. The execution and delivery by the Company of this Agreement and the performance of its obligations hereunder do not and will not (i) conflict with, or result in the breach of any provision of the Organizational Documents of the Company or any of its subsidiaries; (ii) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any material contract, agreement or permit to which the Company or any of its subsidiaries is a party or by which the Company’s or any of its subsidiaries’ assets or operations are bound or affected; or (iii) violate, in any material respect, any law applicable to the Company or any of its subsidiaries.

(c) Consents. Other than any consents that have already been obtained, no governmental consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by the Company or any of its subsidiaries in connection with (a) the execution, delivery or performance of this Agreement and the issuance of the Shares issued on the date hereof or (b) the consummation of any of the transactions contemplated herein.

(d) Capitalization. As of the date of this Agreement, the authorized share capital of the Company consist of (i) 18,000,000 Class A Shares, par value $0.001 per share (the “Class A Common Shares”), of which 14,823,926.46 Class A Common Shares were issued and outstanding and (ii) 1,800,000 Class B Shares, par value $0.001 per share (the “Class B Common Shares”), of which no Class B Common Shares were issued and outstanding. As of the date of this Agreement, there were options to acquire 331,853.80 Class A Common Shares issued and outstanding.

Section 6.03 Entitlement of the Company and the Shareholders to Rely on Representations and Warranties. The foregoing representations and warranties may be relied upon by the Company and by the Shareholders in connection with the entering into of this Agreement.

ARTICLE VII.

INTERPRETATION OF THIS AGREEMENT

Section 7.01 Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the SPA. As used in this Agreement, the following terms have the respective meaning set forth below:

(a) “Affiliate” shall mean any Person, directly or indirectly controlling, controlled by or under common control with such Person. For these purposes, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(b) “Agreement” shall have the meaning set forth in the preamble.

(c) “BC Directors” shall have the meaning set forth in Section 2.02.

(d) “BC Investors” shall have the meaning set forth in the preamble.

(e) “Board” shall have the meaning set forth in Section 2.02.

(f) “Buyer” shall have the meaning set forth in the recitals.

(g) “Business Day” shall mean any day other than Saturday or Sunday or a day on which the commercial banks are required or permitted by law to be closed in the City of New York in the State of New York or in Hamilton, Bermuda.

(h) “Class A Common Shares” shall have the meaning set forth in Section 6.02(d).

(i) “Class B Common Shares” shall have the meaning set forth in Section 6.02(d).

(j) “Closing” shall have the meaning set forth in the recitals.

(k) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(l) “Commission” shall mean the U.S. Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(m) “Common Stock” shall mean the Class A Common Shares, the Class B Common Shares, and any shares of capital stock of the Company issued or issuable with respect to such shares by way of a stock dividend or distribution payable thereon or stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination thereof.

(n) “Company” shall have the meaning set forth in the preamble.

(o) “Competitor” shall mean any Person that is in the business of leasing, selling or otherwise furnishing fixed satellite service transponder capacity that is used by a Person for both uplinking and downlinking to or from any location(s).

(p) “Confidential Information” shall have the meaning set forth in Section 2.03(b).

(q) “Confidential Investors” shall have the meaning set forth in Section 2.03(b).

(r) “Director” shall have the meaning set forth in Section 2.02.

(s) “Drag-Along Notice” shall have the meaning set forth in Section 3.03.

(t) “Drag-Along Right” shall have the meaning set forth in Section 3.03.

(u) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(v) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(w) “Fair Market Value” with respect to any non-cash consideration shall be determined as follows:

(i) if such non-cash consideration is a security and is listed on one or more national securities exchanges (within the meaning of the Exchange Act), the Fair Market Value shall be the average closing price of such security for the twenty (20) most recent trading days prior to the delivery of the Right of First Offer Notice on the principal exchange on which such security is then trading;

(ii) if such non-cash consideration is a security and is not traded on a national securities exchange but is quoted on the Nasdaq Global Market or a successor quotation system, the Fair Market Value shall be the average last sales price for the twenty (20) most recent trading days prior to the delivery of the Right of First Offer Notice as reported by the Nasdaq Global Market or such successor quotation system; or

(iii) if such non-cash consideration is a security and is not publicly traded on a national securities exchange and is not quoted on the Nasdaq Global Market or a successor quotation system, or if such non-cash consideration is not a security, the Fair Market Value shall be determined in good faith by the Board.

(x) “Illiquid Securities” shall mean securities which are not traded or quoted on one or more national securities exchanges (within the meaning of the Exchange Act) or the Nasdaq Global Market or on a comparable securities market or exchange existing now or in the future, or which are so traded or quoted but which are subject to a contractual restriction on transfer.

(y) “Indemnified Party” shall have the meaning set forth in Section 4.05.

(z) “Indemnifying Party” shall have the meaning set forth in Section 4.05.

(aa) “Initial Public Offering” shall mean an initial public offering of shares of equity interests of the Company registered on Form F-l or S-1 (or any equivalent or successor form under the Securities Act of 1933, as amended) (the “Registration Statement”).

(bb) “Intelsat” shall have the meaning set forth in the recitals.

(cc) “Monitoring Fee Agreement” shall have the meaning set forth in Section 1.01.

(dd) “Organizational Documents” shall mean the certificate of incorporation, by-laws and other formation documents of the Company.

(ee) “Other Shareholders” shall mean shareholders of the Company, other than the Shareholders, that have registration rights with respect to any capital stock of the Company.

(ff) “Owns”, “Own” or “Owned” shall mean beneficial ownership, assuming the conversion of all outstanding securities convertible into Common Stock and the exercise of all outstanding options and warrants to acquire Common Stock.

(gg) “Permitted Transferee” shall mean the recipient of any Transfer of Shares (i) for estate planning purposes, only in the case of an individual, (ii) to an Affiliate or (iii) by operation of law; provided that in each instance that such transferee agrees to be bound by the provisions of this Agreement as if such transferee were an original signatory hereto; and provided further that (i) any Permitted Transferee of a BC Investor shall be treated as a BC

Investor for all purposes hereof, (ii) any Permitted Transferee of a Bridge Investor shall be treated as Bridge Investor for all purposes hereof, and (iii) any Permitted Transferee of Silver Lake shall be treated as Silver Lake for all purposes hereof.

(hh) “Person” shall mean an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

(ii) “Proposed Securities” shall have the meaning set forth in Section 3.04.

(jj) “Proposed Transfer” shall have the meaning set forth in Section 3.06.

(kk) “Proposed Transferee” shall have the meaning set forth in Section 3.02.

(ll) “Register”, “Registered” and “Registration” shall mean to a registration effected by preparing and filing a registration statement in compliance with the Securities Act (and any post-effective amendments filed or required to be filed) and the declaration or ordering of effectiveness of such registration statement.

(mm) “Registrable Securities” shall mean all Shares held by the Bridge Investors and all Shares issued or issuable upon conversion of any Shares held by such investors; provided that Registrable Securities shall mean, for all purposes under Section 4.01 (including the definitions set forth therein), all shares of Common Stock and all shares of Common Stock issued or issuable upon conversion of any Shares.

(nn) “Registration Expenses” shall mean all expenses incurred by the Company in compliance with Section 4.01 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, fees and expenses of counsel for the Shareholders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company).

(oo) “Remaining Directors” shall have the meaning set forth in Section 2.02(a).

(pp) “Representatives” shall have the meaning set forth in Section 2.03(b).

(qq) “Required Period” shall mean with respect to a “shelf registration”, two years following the first day of effectiveness of such Registration, and with respect to any other Registration, one hundred and eighty (180) days following the first day of effectiveness of such Registration.

(rr) “Right of First Offer Notice” shall have the meaning set forth in Section 3.06(a).

(ss) “Sale Transaction” shall have the meaning set forth in Section 3.03(a).

(tt) “Security, Securities” shall have the meaning set forth in Section 2(1) of the Securities Act.

(uu) “Securities Act” shall mean the Securities Act of 1933, as amended.

(vv) “Sellers” shall have the meaning set forth in the recitals.

(ww) “Selling Investor” shall the meaning set forth in Section 3.02(a).

(xx) “Shareholders” shall have the meaning set forth in the preamble.

(yy) “Shares” shall have the meaning set forth in recitals and shall include any shares of capital stock of the Company issued or issuable with respect to such shares by way of a stock dividend or distribution payable thereon or stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination thereof.

(zz) “Silver Lake Director” shall have the meaning set forth in Section 2.02(a).

(aaa) “Silver Lake” shall have the meaning set forth in the preamble.

(bbb) “SPA” shall have the meaning set forth in the recitals.

(ccc) “Subject Investors” shall have the meaning set forth in Section 3.03(a).

(ddd) “Subscription Right” shall have the meaning set forth in Section 3.04.

(eee) “Tag-Along Investors” shall have the meaning set forth in Section 3.02.

(fff) “Third Party” shall have the meaning set forth in Section 3.03(a).

(ggg) “Third Party Terms” shall have the meaning set forth in Section 3.02(a).

(hhh) “Transfer” shall mean any sale, transfer, conveyance, assignment, pledge, encumbrance, hypothecation or other disposition; and “Transferred”, “Transferee”, “Transferability”, and “Transferor” shall each have a correlative meaning. For the avoidance of doubt, a sale, transfer, conveyance, assignment, pledge, encumbrance, hypothecation or other disposition of an interest in any Shareholder all or substantially all of whose assets are Shares shall constitute a “Transfer” for purposes of this Agreement, as if such interest was a direct interest in the Company.

(iii) “Transaction” shall have the meaning set forth in the recitals.

(jjj) “Violation” shall have the meaning set forth in Section 4.05(a).

Section 7.02 Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Section 7.03 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

Section 7.04 Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

ARTICLE VIII.

MISCELLANEOUS

Section 8.01 Notices.

(a) All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier or by registered or certified mail, postage prepaid:

To the BC Investors:	c/o BC Partners Limited
43-45 Portman Square
London W1H 6DA United Kingdom
	Tel.:	(44) 20-7009-4800
	Fax:	(44) 20-7009-4899
	Attn:	Raymond Svider

with a copy to:	Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
	Tel.:	(212) 906-1200
	Fax:	(212) 751-4864
	Attn:	Raymond Lin, Esq.
John Giouroukakis, Esq.

To the Company:	Serafina Holdings Limited
Wellesley House North, 2nd Floor,
900 Pitts Bay Road Pembroke, HM 08
Bermuda
	Tel.:	(441) 294-1650
	Fax:	(441) 292-8300
	Attn:	Chief Executive Officer

with a copy to:	BC Partners Limited
43-45 Portman Square
London W 1 H 6DA United Kingdom
Telephone: (44) 20-7009-4800
	Fax:	(44) 20-7009-4899
	Attn:	Justin Bateman

with a copy to:	Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
	Tel.:	(212) 906-1200
	Fax:	(212) 751-4864
	Attn:	Raymond Lin, Esq.
John Giouroukakis, Esq.

To Silver Lake	Silver Lake Partners III, L.P.
2775 Sand Hill Road, Suite 100
Menlo Park, California 94025
	Tel.:	(650) 233-8120
	Fax:	(650) 233-8125
	Attn:	Alan K. Austin

with a copy to:	Sullivan & Cromwell LLP
1 New Fetter Lane
London EC4A 1AN United Kingdom
	Tel.:	(44) 20-7959-8900
	Fax:	(44) 20-7959-8950
	Attn:	Richard C. Morrissey, Esq.
Alan P.W. Konevsky, Esq.

To CSFB Strategic Partners Holdings III, L.P.:	CSFB Strategic Partners Holdings III, L.P.
Eleven Madison Avenue
New York, New York 10010
	Tel.:	(212) 538-5295
	Fax:	(646) 935-7048
	Attn:	Peter Song

with a copy to:	Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
	Tel.:	(212) 351-4027
	Fax:	(212) 351-6277
	Attn:	David M. Wilf

To Banc of America Capital Investors V, L.P.:	Banc of America Capital Investors V, L.P.
214 North Tryon Street
Charlotte, North Carolina 28255
	Tel.:	(214) 209-2909
	Fax:	(214) 209-0985
	Attn:	George Morgan

with a copy to:	Kirkland & Ellis LLP
200 East Randolph Drive
54th Floor
Chicago, Illinois 60601
	Tel.:	(312) 861-2000
	Fax:	(312) 861-2200
	Attn:	Margaret A. Gibson
Michael D. Belsley

or at such other address and to the attention of such other person as the Shareholder may designate by written notice to the Company and the other Shareholders.

(b) Any notice so addressed shall be deemed to be given: if delivered by hand or facsimile, on the date of such delivery; if mailed by overnight courier, on the first Business Day following the date of such mailing; and if mailed by registered or certified mail, on the third Business Day after the date of such mailing.

Section 8.02 Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by each Shareholder pursuant hereto and (iii) financial statements, certificates and other information previously or hereafter furnished to each Shareholder, may be reproduced by each Shareholder by a photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and each Shareholder may destroy any original document so reproduced. All parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by each Shareholder in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 8.03 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.

Section 8.04 Entire Agreement. This Agreement constitute the entire understanding of the parties hereto relating to the subject matter hereof and supersede all prior understandings among such parties.

Section 8.05 Amendment and Waiver. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the consent of (i) the Company, the BC Investors and Silver Lake and (ii) each Bridge Investor if such amendment or waiver adversely affects any non-consenting Bridge Investor, other than amendments to add or remove parties to this Agreement as a result of Transfers permitted herein. No waiver of any breach shall be deemed to be a further or continuing waiver of such breach or a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. All costs and expenses incurred in connection with any amendment or waiver of the terms of this Agreement shall be borne by the Shareholder incurring the same, to the extent such costs and expenses are not paid by the Company; provided, however, that if the Company pays for the costs and expenses of any Shareholder in connection with any amendment or waiver under this Section 8.05, the Company shall, to the same extent, pay for the reasonable costs and expenses of any Bridge Investor who’s consent is required for such amendment or waiver, if any, and in the same proportion in which the Company pays for such Shareholder’s costs and expenses.

Section 8.06 Other Businesses; Waiver of Certain Duties; No Recourse.

(a) Each Bridge Investor and each member, limited or general partner thereof, each member, limited or general partner of each such member, limited or general partner and each of their Affiliates, officers, directors, shareholders, employees and agents (other than any person who is a full time officer or employee of the Company, Intelsat or any of their subsidiaries) may engage in or possess an interest in any other business venture of any nature or description (including any business venture that is the same or similar to that of the Company or Intelsat), on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person. Each Bridge Investor and each member, limited or general partner thereof, each member, limited or general partner of each such member, limited or general partner and each of their Affiliates, officers, directors, shareholders, employees and agents may (other than any person who is a full time officer or employee of the Company, Intelsat or any of their subsidiaries) (i) engage in, and shall have no duty to refrain from engaging in, separate businesses or activities from the Company or any of its subsidiaries, including businesses or activities that are the same or similar to, or compete directly or indirectly with, those of the Company, Intelsat or any of its subsidiaries and (ii) do business with any potential or actual customer or supplier of the Company or any of its subsidiaries.

(b) None of the Shareholders nor any of their respective Affiliates shall have any obligation to present any business opportunity to the Company or any of its subsidiaries, even if the opportunity is one that the Company or any of its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such Person shall be liable to the Company, Intelsat or any of its subsidiaries or any Shareholder for breach of any fiduciary or other duty, as a Shareholder, by reason of the fact that such Person pursues or acquires such business opportunity, directs such business opportunity to another Person or fails to present such business opportunity, or information regarding such business opportunity, to the Company, Intelsat or any of its subsidiaries.

(c) Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the parties may be partnerships or limited liability companies, each party hereto covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any former, current or future directors, officers, agents, Affiliates, employees, general or limited partners, members, managers or stockholders of any party hereto or any of their successors or permitted assignees or any former, current or future directors, officers, agents, Affiliates, employees, general or limited partners, members, managers or stockholders of any of the foregoing, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law or otherwise, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future directors, officers, agents, Affiliates, employees, general or limited partners, members, managers or stockholders of any party hereto or any of its successors or permitted assignees or any former, current or future directors, officers, agents, Affiliates, employees, general or limited partners, members, managers or stockholders of any of the foregoing, as such, for any obligation of any party hereto under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 8.07 Severability. In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement which shall remain in full force and effect.

Section 8.08 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or pdf format), each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 8.09 Recapitalization, Exchange, Etc. Affecting the Company’s Stock. Nothing in this Agreement shall prevent the Company from effecting any recapitalization, corporate reorganization, “corporate inversion” involving the creation of one or more holding companies and/or holding company subsidiaries, or similar transaction; provided, however, that any such recapitalization or restructuring may not eliminate any rights of the Bridge Investors under this Agreement without the prior written consent of each Bridge Investor. The provisions of this Agreement shall apply, to the full extent set forth herein, with respect to any and all shares of Common Stock, and all of the other shares of capital stock of the Company or any successor or assignee of the Company (whether by merger, consolidation, sale of assets, business combination or otherwise) that may be issued in respect of, in exchange for, or in substitution of such shares of capital stock and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations, and the like occurring after the date hereof.

Section 8.10 Submission to Jurisdiction; Waiver of Jury Trial. EACH PARTY HERETO HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SHAREHOLDERS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.11 Specific Performance. The Company and the Shareholders hereby acknowledge and agree that it is impossible to measure in money the damages which will accrue to the parties hereto by reason of the failure of any party hereto to perform any of its obligations set forth in this Agreement and that, in the event of any such failure, an aggrieved party will be irreparably damaged and will not have an adequate remedy at law. Any such party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

Section 8.12 No Third Party Liability. This Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto; and no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney or representative of any party hereto (including any Person negotiating or executing this Agreement on behalf of a party hereto), unless party to this Agreement, shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

[Remainder of the page left intentionally blank]

IN WITNESS WHEREOF the parties hereto have executed this Shareholders Agreement as of the date first above written

SERAFINA HOLDINGS LIMITED

By:	/s/ Denis Villafranca
	Name:	Denis Villafranca
	Title:	Vice-President

SHAREHOLDERS:

For and on behalf of the Limited Partnerships comprising BC European Capital VIII – 1 to 12 and 14 to 34

/s/ Matthew Elston
Matthew Elston
Director CIE Management II Limited acting as General Partner of the Limited Partnerships comprising BC European Capital VIII – 1 to 12 and 14 to 34

/s/ Laurence McNairn
Laurence McNaim
Director CIE Management II Limited acting as General Partner of the Limited Partnerships comprising BC European Capital VIII – 1 to 12 and 14 to 34

For and on behalf of BC European Capital – Intelsat Co-Investment 1:

/s/ Matthew Elston
Matthew Elston
Director CIE Management I Limited acting as General Partner of BC European Capital – Intelsat Co-Investment

/s/ Laurence McNairn
Laurence McNairn
Director CIE Management II –Limited acting as General Partner of BC European Capital – Intelsat Co-Investment

[Shareholders’ Agreement (CS/BofA)]

For and on behalf of BC European – Capital Intelsat Co-Investment 1:

/s/ Matthew Elston
Matthew Elston
Director CIE Management II Limited acting as General Partner of BC European Capital – Intelsat Co-investment

/s/ Laurence McNairn
Laurence McNairn
Director CIE Management II Limited acting as General Partner of BC European Capital – Intelsat Co-Investment 1

For and on behalf of BC European Capital – Intelsat Syndication L.P.:

/s/ Matthew Elston
Matthew Elston
Director, CIE Management II Limited acting as General Partner of BC European Capital – Intelsat Syndication L.P.

/s/ Laurence McNairn
Laurence MeNairn
Director, CIE Management II Limited acting as General Partner of BC European Capital – Intelsat Syndication L.P.

For and on behalf of BC European Capital 35 SC:

/s/ Matthew Elston
Matthew Elston
Director, LMBO Europe SAS As Gérant to BC European Capital 35 SC

For and on behalf of BC European Capital 36 SC:

/s/ Matthew Elston
Matthew Elston
Director, LMBO Europe SAS As Gérant to BC European Capital 36 SC

[Shareholders’ Agreement (CS/BofA)]

For and on behalf of BC European Capital 37 SC:

/s/ Matthew Elston
Matthew Elston
Director, LMBO Europe SAS As Gérant to BC European Capital 37 SC

For and on behalf of BC European Capital 38 SC:

/s/ Matthew Elston
Matthew Elston
Director, LMBO Europe SAS As Gérant to BC European Capital 38 SC

For and on behalf of BC European Capital 39 SC:

/s/ Matthew Elston
Matthew Elston
Director, LMBO Europe SAS
As Gérant to BC European Capital 39 SC

[Shareholders’ Agreement (CS/BofA)]

CSFB Strategic Partners Holdings III L.P.,

By:	CSFB Strategic Associates III, L.P., its general partner

By:	DLJ MB Advisors, Inc., its general partner

By:	/s/ Stephen Can
	Name:	Stephen Can
	Title:	Managing Director

[Shareholders’ Agreement (CS/BofA)]

BANC OF AMERICA CAPITAL INVESTORS L.P.

By:	/s/ George E. Morgan, III
	Name:	George E. Morgan, III
	Title:	Authorized Signatory

[Shareholders’ Agreement (CS/BofA)]

SILVER LAKE PARTNERS III L.P.

By:	Silver Lake Technology Associates III L.P., its general partner

By:	SLTA III (GP), L.L.C., its general partner

By:	Silver Lake Group, L.L.C., its managing member

By:	/s/ Jim Davidson
	Name:	Jim Davidson
	Title:	Managing Member

SILVER LAKE TECHNOLOGY INVESTORS III, L.P.

By:	Silver Lake Technology Associates III, L.P., its general partner

By:	SLTA III (GP), L.L.C., its general partner

By:	Silver Lake Group, L.L.C., its managing member

By:	/s/ Jim Davidson
	Name:	Jim Davidson
	Title:	Managing Member

[Shareholders’ Agreement (CS/BofA)]

Exhibit A

THIS MONITORING FEE AGREEMENT is dated as of February 4, 2008 (this “Agreement”) and is by and among Intelsat (Bermuda), Ltd., a Bermuda exempted company (“Intelsat Bermuda”), BC Partners Limited (“BC Partners”) and Silver Lake Management Company III, L.L.C. (“Silver Lake”) (each of Silver Lake and BC Partners, a “Sponsor” and, collectively, the “Sponsors”).

RECITALS

WHEREAS, Serfina Holdings Limited, a Bermuda exempted company (“Serfina”) and Serfina Acquisition Limited, a Bermuda exempted company and a wholly-owned Subsidiary of Serfina (“Buyer”), have entered into that certain Share Purchase Agreement, by and among Serfina, Buyer, Intelsat Holdings, Ltd., a Bermuda company (the “Company”) and the shareholder parties signatory thereto (such shareholder parties, including those becoming a party thereto pursuant to Section 1.7(a) thereto, the “Sellers”), dated as of June 19, 2007 (the “Share Purchase Agreement”);

WHEREAS, as of June 19, 2007, the Sellers collectively owned in excess of 95% of the outstanding shares of the Company (the outstanding shares of the Company, other than unvested restricted shares, are referred to herein as “Owned Shares”);

WHEREAS, on the terms and subject to the conditions of the Share Purchase Agreement, Buyer will purchase all of the Owned Shares (the “Transaction”);

WHEREAS, funds advised or represented by the Sponsors (each such fund, an “Investor”) are shareholders of Serafina, the ultimate parent of the Buyer, and have entered into that certain Shareholders Agreement dated February 4, 2008 (the “Shareholders Agreement”), by and among Serafina, Silver Lake Partners III, L.P., Silver Lake Technology Investors III, L.P., the funds comprising BC European Capital VIII, BC European Capital – Intelsat Co-Investment, BC European Capital – Intelsat Co-Investment 1, BC European Capital – Intelsat Syndication L.P.;

WHEREAS, the Sponsors have expertise in the areas of finance, strategy, investment, acquisitions and other matters relating to Intelsat Bermuda and the Company and their respective businesses; and

WHEREAS, Intelsat Bermuda desires to avail for itself and its subsidiaries, for the term of this Agreement, of the Sponsors’ expertise in providing financial and structural analysis, due diligence investigations, corporate strategy, other advice and negotiation assistance with respect to Intelsat Bermuda and its subsidiaries, which Intelsat Bermuda believes will be beneficial to it and its subsidiaries, and the Sponsors wish to provide the services to Intelsat Bermuda and its subsidiaries as set forth in this Agreement in consideration of the payment of the fees described below.

NOW, THEREFORE, in consideration of the premises and agreements contained herein and of other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

SECTION 1. Appointment. Intelsat Bermuda hereby engages the Sponsors to provide the services described in Section 2 (the “Services”) for the term of this Agreement on the terms and subject to the conditions of this Agreement.

SECTION 2. Services. The Sponsors agree that during the term of this Agreement, they will provide to Intelsat Bermuda and its subsidiaries, by and through themselves, their affiliates and such respective officers, employees, representatives and third parties (collectively hereinafter referred to as the “Sponsor Designees”) as the Sponsors in their sole discretion may designate from time to time, monitoring, advisory and consulting services in relation to the affairs of Intelsat Bermuda and its subsidiaries, including, without limitation, (a) advice regarding the investment structure, terms, conditions and other provisions, and advice regarding relationships with Intelsat Bermuda’s and its subsidiaries’ lenders and bankers, (b) advice regarding the strategy of Intelsat Bermuda and its subsidiaries, (c) advice regarding dispositions and/or acquisitions and (d) such other advice directly related or ancillary to the above financial advisory services as may be reasonably requested by Intelsat Bermuda or its subsidiaries.

SECTION 3. Fees.

(a) Monitoring Fee. In consideration of the Services being provided by the Sponsors and their Sponsor Designees, Intelsat Bermuda will pay to the Sponsors an annual monitoring fee in respect of each fiscal year from and including fiscal 2008 in an amount equal to the greater of (x) $6.25 million or (y) 1.25% of Adjusted EBITDA of Intelsat Bermuda for such fiscal year (the “Monitoring Fee”), with Silver Lake receiving a share of the Monitoring Fee (the “Silver Like Fee Share”) equal to the Monitoring Fee multiplied by a fraction that is equal to (x) the total equity investment in Serafina by Silver Lake Partners III, L.P. and Silver Lake Technology Investors III, L.P. (collectively, the “Silver Lake Funds”) (valued at initial purchase price), divided by (y) the total amount of all equity invested in Serafina by BC European Capital VIII - 1 to 12, 14 to 34 and 35 SC to 39 SC and the Silver Lake Funds (valued at initial purchase price) as of the relevant date of payment of such Monitoring Fee. A payment of $6.25 million in respect of the Monitoring Fee for fiscal 2008 shall be paid on February 4, 2008 at or prior to Closing (as defined in the Share Purchase Agreement), and Intelsat Bermuda will pay the Sponsors an amount in excess, if any, of 1.25% of Adjusted EBITDA for fiscal 2007 over the $6.25 million, such amount to be paid promptly upon the determination of Adjusted EBITDA for fiscal 2007. BC Partners shall receive a share of the Monitoring Fee (the “BC Partners Fee Share”) equal to the Monitoring Fee minus the Silver Lake Fee Share. On the first business day on or after January 1 of each fiscal year, commencing on January 2, 2009, Intelsat Bermuda will make a payment of $6.25 million in respect of the Monitoring Fees in respect of such fiscal year, and will promptly upon the earlier of March 31 of such fiscal year or the determination of Adjusted EBITDA for the immediately preceding fiscal year pay the Sponsors the excess, if any, of 1.25% of Adjusted EBITDA for the immediately preceding fiscal year over $6.25 million. In the event the Termination Date occurs prior to the last day of any fiscal year, the Monitoring Fee with respect to such fiscal year shall be payable on the Termination Date, such Monitoring Fee shall be calculated for purposes of this sentence based upon the greater of (i) the highest Adjusted EBITDA attained in any of the three most recent fiscal years or (ii) if the Termination Date

2

occurs subsequent to the 180th day of any fiscal year, the extrapolated Adjusted EBITDA based upon the completed portion of such fiscal year. Except as set forth in Section 3(c) below, any amounts payable by Intelsat Bermuda to the Sponsors pursuant to this Section 3 shall be paid to Silver Lake in accordance with the Silver Lake Fee Share and to BC Partners in accordance with the BC Partners Fee Share. All amounts paid by Intelsat Bermuda to the Sponsors pursuant to this Section 3 shall be made by wire transfer in same-day funds to the respective bank accounts designated by the Sponsors. At the election of the Sponsors, the payment of any amount due to the Sponsors hereunder may be deferred for up to one year or such longer period as may be determined by the Sponsors, in which case Intelsat Bermuda shall pay such deferred amount, taking into account the accrual of interest at the Discount Rate (as defined below), no later than the following year or at such later time as determined by the Sponsors, in addition to the Monitoring Fee and any other fees payable hereunder to the Sponsors after the date on which such deferred payment was payable. The Monitoring Fee shall be payable regardless of the level of Services provided during any fiscal year and shall not be refundable under any circumstances. For purposes of this Agreement, “Termination Date” means the earliest of (i) the twelfth anniversary of the date hereof, (ii) such time as funds advised or represented by BC Partners Limited (which, for the avoidance of doubt, includes BC European Capital VIII - 1 to 12, 14 to 34 and 35 SC to 39 SC, BC European Capital — Intelsat Co-Investment, BC European Capital — Intelsat Co-Investment 1, BC European Capital — Intelsat Syndication L.P.) and their respective affiliates then owning beneficial economic interests in the Parent own less in the aggregate than 50% of the beneficial economic interest of the Parent and (iii) such earlier date as Intelsat Bermuda and the Sponsors may mutually agree upon. For purposes of this Section 3, “Adjusted EBITDA” shall mean “Adjusted EBITDA” of Intelsat Bermuda, as such term is defined in the Senior Unsecured Bridge Loan Credit Agreement, dated as of February 4, 2008, among the Buyer, as initial borrower, Credit Suisse, Cayman Islands Branch, as administrative agent, and the several lenders party thereto.

(b) Transaction Fee. In consideration of the Services provided by the Sponsors or their Sponsor Designees in connection with the transactions contemplated by the Share Purchase Agreement, on June 19, 2007, at or prior to the time of the closing of the Transaction, Intelsat Bermuda will pay the Sponsors an aggregate transaction fee in the amount of $60,000,000 (the “Transaction Fee”), with Silver Lake receiving $10,000,000 of the aggregate Transaction Fee and BC Partners receiving $50,000,000 of the aggregate Transaction Fee.

(c) Non-Payment. To the extent Intelsat Bermuda does not pay any portion of the Monitoring Fee by reason of any prohibition on such payment pursuant to the terms of any agreement or indenture governing indebtedness of Intelsat Bermuda or its subsidiaries, any unpaid portion of the Monitoring Fee shall be paid to the Sponsors on the first date on which the payment of such unpaid amount is permitted under such agreement or indenture, to the extent permitted by such agreement or indenture; provided, however, that any unpaid portion of the Monitoring Fee (plus any interest accrued thereon) that remains unpaid at the time of a Change of Control shall be paid immediately upon the consummation of such Change of Control. For purposes of this Agreement, a “Change of Control” means a transaction (including, without limitation, any merger, consolidation or sale of assets or equity interests) the results of which is that any person other than an Investor or a Permitted Transferee (as defined in the Shareholders Agreement) of an Investor becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock or all or substantially all of the assets of the Serafina. Any portion of the

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Monitoring Fee not paid by Intelsat Bermuda on the scheduled due date shall bear interest at an annual rate equal to the yield to maturity on the scheduled due date of the class of outstanding U.S. government bonds having fmal maturity closest to the twelfth anniversary of the date hereof (the “Discount Rate”), compounded quarterly, from the date due until paid. For these purposes, determination of which Sponsors are entitled to receive payment in accordance with this Section 3 shall be made as of the scheduled due date, as opposed to the actual date of payment.

SECTION 4. Reimbursements. In addition to the fees payable pursuant to this Agreement, on the date this Agreement first takes effect or on the date on which the closing of the Transaction occurs, and thereafter as proper invoices are presented, Intelsat Bermuda will pay directly or reimburse the Sponsors and each of their respective Sponsor Designees for their respective Out-of-Pocket Expenses (as defined below). For the purposes of this Agreement, the term “Out-of-Pocket Expenses” means the reasonable out-of-pocket costs and expenses properly incurred by a Sponsor and its respective Sponsor Designees in connection with the Services provided under this Agreement (including prior to the closing of the Transaction), including, without limitation, (a) fees and disbursements of any independent professionals and organizations, including independent accountants, financial advisors, outside legal counsel, advisors or consultants, retained by such Sponsor or any of their Sponsor Designees, (b) costs of any outside services or independent contractors such as couriers, business publications, on-line financial services or similar services, retained or used by such Sponsor or any of their respective Sponsor Designees, (c) transportation and other travel-related expenses, per diem costs, word processing expenses or any similar expense not associated with their or their Sponsor Designees’ ordinary operations, and (d) all fees, costs and expenses incurred by the Sponsors or their Sponsor Designees (including those set forth in clauses (a) through (c) above) in connection with the investigation, consideration, entering into or consummation of the Share Purchase Agreement and the transactions contemplated thereby or incurred by it or its Sponsor Designees for the benefit of the Investors collectively in connection with the Share Purchase Agreement and the transactions contemplated thereby. All payments or reimbursements for Out-of-Pocket Expenses will be made by wire transfer in same-day funds to the bank account designated by such Sponsor or its relevant Sponsor Designee (if such Out-of-Pocket Expenses were incurred by such Sponsor or their or their Sponsor Designees) promptly upon or as soon as practicable following request for reimbursement in accordance with this Agreement, or at such Sponsor’s election to the account indicated to Intelsat Bermuda by the relevant payee.

SECTION 5. Indemnification. Intelsat Bermuda will indemnify, exonerate and hold free and harmless the Sponsors, their Sponsor Designees and their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives (each such person being an “Indemnified Party”) from and against any and all actions, suits, losses, claims, damages and liabilities, including in connection with seeking indemnification, whether joint or several (the “Liabilities”), related to, arising out of or in connection with the Services contemplated by this Agreement or the engagement of the Sponsors or their Sponsor Designees pursuant to, and the performance by the Sponsors and their Sponsor Designees of the Services contemplated by, this Agreement, whether or not pending or threatened, whether or not an Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by Intelsat Bermuda or any of its subsidiaries. Intelsat Bermuda will reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys’ fees and

4

expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. Intelsat Bermuda will not be liable under the foregoing indemnification provision with respect to any particular loss, claim, damage, liability, cost or expense of an Indemnified Party to the extent that such is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Party. The attorneys’ fees and other expenses of an Indemnified Party shall be paid by Intelsat Bermuda as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the Indemnified Party to repay such amounts if it is finally judicially determined that the Liabilities in question resulted primarily from the gross negligence or willful misconduct of such Indemnified Party.

SECTION 6. Disclaimer and Limitation of Liability; Opportunities.

(a) Disclaimer: Standard of Care. Neither of the Sponsors nor any Sponsor Designee makes any representations or warranties, express or implied, in respect of the services to be provided by the Sponsors or the Sponsor Designees hereunder. In no event will the Sponsors, the Sponsor Designees, or Indemnified Parties or any of their respective affiliates, be liable to Intelsat Bermuda or any of its subsidiaries for any act, alleged act, omission or alleged omission that does not constitute gross negligence or willful misconduct of the Sponsors, the Sponsor Designees or Indemnified Parties as determined by a fmal, non appealable determination of a court of competent jurisdiction.

(b) Limitation of Liability. In no event will a Sponsor, a Sponsor Designee or any of their respective Indemnified Parties be liable to Intelsat Bermuda or any of its subsidiaries for any punitive, indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third party claims of any kind (whether based in contract, tort or otherwise), relating to the services to be provided by a Sponsor or a Sponsor Designee hereunder.

SECTION 7. Assignment. Except as provided below, none of the parties hereto will have the right to assign this Agreement without the prior written consent of each of the other parties. Notwithstanding the foregoing, (a) each Sponsor may assign all or part of its rights and obligations hereunder to any of its respective affiliates that provides services similar to those called for by this Agreement, in which event such Sponsor will no longer be entitled to any fees under Section 3 and reimbursement of expenses under Section 4 and will be released of all of its obligations hereunder, and such affiliate will assume each of the foregoing rights and obligations and (b) the provisions hereof for the benefit of Indemnified Parties of the Sponsors will inure to the benefit of such Indemnified Parties and their successors and assigns and each of such Indemnified Parties shall be third party beneficiaries entitled to enforce such provisions against Intelsat Bermuda.

SECTION 8. Accuracy of Information. Intelsat Bermuda shall furnish or cause to be furnished to the Sponsors such information as the Sponsors or their Sponsor Designees believe reasonably appropriate to their monitoring, advisory and consulting services hereunder

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and to comply with Securities and Exchange Commission or other legal requirements relating to the beneficial ownership by the Investors of equity securities of Parent (all such information so furnished, the “Information”). Intelsat Bermuda recognizes and confirms that the Sponsors (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the Services contemplated by this Agreement without having independently verified the same, (b) do not assume responsibility for the accuracy or completeness of the Information and such other information and (c) are entitled to rely upon the Information without independent verification.

SECTION 9. Effective Date. This Agreement will become effective as of the closing of the Transaction.

SECTION 10. Term. The obligation to provide Services shall commence upon the closing of the Transaction and continue through and until the earlier of (i) the Termination Date or (ii) a transaction (including, without limitation, any merger, consolidation or sale of assets or equity interests) the result of which is the termination of the Shareholders Agreement; provided, however that Intelsat Bermuda’s obligations pursuant to Sections 3 (solely with respect to any accrued but unpaid fees or other payments required to be made pursuant to Section 3 through and including the Termination Date), 4, and 5 shall survive any such termination.

SECTION 11. Miscellaneous.

(a) No amendment or waiver of any provision of this Agreement, or consent to any departure by any party hereto from any such provision, will be effective unless it is in writing and signed by the parties hereto. Any amendment, waiver or consent will be effective only in the specific instance and for the specific purpose for which given. The waiver by any party of any breach of this Agreement will not operate as or be construed to be a waiver by such party of any subsequent breach.

(b) Any notices or other communications required or permitted hereunder will be sufficiently given if delivered personally or by overnight courier, addressed as follows or to such other address of which the parties may have given written notice:

To Intelsat Bermuda:	Intelsat (Bermuda), Ltd.
Wellesley House North, 2nd Floor,
90 Pitts Bay Road
Pembroke, HM 08, Bermuda
Fax: (441) 292-8300
Telephone: (441) 294-1650
Attention: Secretary

with a copy to (which shall not constitute notice to Intelsat Bermuda):

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022

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Fax: (212) 751-4864
Telephone: (212) 906-1200
Attention: Raymond Lin, Esq.
John Giouroukakis, Esq.

To BC Partners:	BC Partners Limited
Trafalgar Court
Les Banques
St. Peter Port
Guernsey GY1 3QL
Channel Islands
Attention: David Dorey

with copies to (which shall not constitute notice to BC Partners):

BC Partners Limited
43-45 Portman Square
London W1H 6DA
Fax: (44) 20-7009-4899
Telephone: (44) 20-7009-4800
Attention: Raymond Svider

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Fax: (212) 751-4864
Telephone: (212) 906-1200
Attention: Raymond Lin, Esq.
John Giouroukakis, Esq.

To Silver Lake:	Silver Lake Management Company III, L.L.C.
2775 Sand Hill Road, Suite 100
Menlo Park, CA 94025
Fax: (650) 233-8125
Telephone: (650) 233-8120
Attention: Karen King

with a copy to (which shall not constitute notice to Silver Lake):

Sullivan & Cromwell LLP
1 New Fetter Lane
London EC4A lAN
Fax: +44 (0) 20-7959-8950
Telephone: +44 (0) 20-7959-8509
Attention: Alan P.W. Konevsky

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Unless otherwise specified herein, such notices or other communications will be deemed received (i) on the date delivered, if delivered personally, and (ii) one business day after being sent by overnight courier.

(c) This Agreement and the Shareholders Agreement will constitute the entire agreement between the parties with respect to the subject matter hereof, and will supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

(d) This Agreement will be governed by, and construed in accordance with, the laws of the State of New York.

(e) The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors. Subject to Section 7 of this Agreement and the next sentence, no Person other than the parties hereto and their respective successors is intended to be a beneficiary of this Agreement. The parties acknowledge and agree that the Sponsor Designees and the respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives of the Sponsors are third-party beneficiaries under Section 5 of this Agreement.

(f) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or any of the transactions contemplated hereby. Each of the parties hereby (A) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable by, among other things, the mutual waivers and certifications in this Section 11(f).

(g) Intelsat Bermuda and the Sponsors hereby acknowledge and agree that it is impossible to measure in money the damages which will accrue to the parties hereto by reason of the failure of any party hereto to perform any of its obligations set forth in this Agreement and that, in the event of any such failure, an aggrieved party will be irreparably damaged and will not have an adequate remedy at law. Any such party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

(h) This Agreement may be executed by one or more parties to this Agreement on any number of separate counterparts (including by facsimile or email), and all of said counterparts taken together will be deemed to constitute one and the same instrument.

(i) Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

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IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Monitoring Fee Agreement on the date first written above.

INTELSAT (BERMUDA), LTD.

By:
Name:
Title:

BC PARTNERS LIMITED

By:
Name:
Title:

SILVER LAKE MANAGEMENT COMPANY III, L.L.C.

By:
Name:
Title:

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SCHEDULE A

BC Investors

Shareholder	Number of Class A Shares

BC European Capital VIII-1	606,391.71
BC European Capital VIII-2	587,987.28
BC European Capital VIII-3	605,028.42
BC European Capital VIII-4	777,075.70
BC European Capital VIII-5	777,075.70
BC European Capital VIII-6	770,259.25
BC European Capital VIII-7	770,259.25
BC European Capital VIII-8	764,124.44
BC European Capital VIII-9	770,259.25
BC European Capital VIII-10	760,716.22
BC European Capital VIII-11	458,474.67
BC European Capital VIII-12	122,696.16
BC European Capital VIII-14	136,465.40
BC European Capital VIII-15	10,906.33
BC European Capital VIII-16	68,164.54
BC European Capital VIII-17	4,089.87
BC European Capital VIII-18	3,408.23
BC European Capital VIII-19	3,408.23
BC European Capital VIII-20	3,408.23
BC European Capital VIII-21	3,408.23
BC European Capital VIII-22	1,635.95
BC European Capital VIII-23	1,363.29
BC European Capital VIII-24	1,090.63
BC European Capital VIII-25	954.30
BC European Capital VIII-26	681.65
BC European Capital VIII-27	681.65
BC European Capital VIII-28	681.65
BC European Capital VIII-29	408.99
BC European Capital VIII-30	408.99
BC European Capital VIII-31	272.66
BC European Capital VIII-32	272.66
BC European Capital VIII-33	136.33
BC European Capital VIII-34	136.33
BC European Capital VIII-35 SC	4,089.87
BC European Capital VIII-36 SC	272.66
BC European Capital VIII-37 SC	272.66
BC European Capital VIII-38 SC	136.33
BC European Capital VIII-39 SC	136.33
BC European Capital – Intelsat Co-Investment	1,312,760.00
BC European Capital – Intelsat Co-Investment 1	1,750,000.00
BC European Capital – Intelsat Syndication L.P.	250,000.00

SCHEDULE B

Bridge Investors

Shareholder	Number of Class A Shares

CSFB Strategic Partners Holdings III, L.P.	200,000.00

Banc of America Capital Investors V, LP.	500,000.00

SCHEDULE C

Silver Lake

Shareholder	Shares Owned

Silver Lake Partners III, L.P.	2,489,976.25

Silver Lake Technology Investors III, L.P.	10,023.75